                                                                    EXHIBIT 12.1

                             COMPLETEL EUROPE N.V.

                COMPUTATION OF RATIO EARNINGS TO FIXED CHARGES
                     (Stated in thousands of U.S. Dollars)

                                                                 Period from
                                                                commencement
                                                                of operations
                                               Year           (January 8, 1998)
                                        Ended December 31,         Through
                                               1999               December 31,
                                                                     1998
                                        ------------------    -----------------
Earnings available for fixed charges:
   Net loss before income taxes                    (51,956)             $(7,561)
   Add: Fixed charges                                8,685                   10
                                        ------------------    -----------------
Adjusted Earnings                                  (43,271)              (7,551)

Fixed charges:
   Interest on indebtness                           (8,236)                 ---
   Interest capitalized                             (1,442)                 ---
   Amortization of debt issuance
      costs                                           (236)                 ---
   Interest portion of rental and lease
      expenses (1)                                    (213)                 (10)
                                        ------------------    -----------------
                                                   (10,127)                 (10)
                                        ------------------    -----------------
Deficiency of earnings available to
cover fixed charges                     $          (53,398)   $          (7,561)
                                        ------------------    -----------------
                                        ------------------    -----------------

(1) The interest component of rental and lease expenses has been estimated by taking the difference between the gross rent and lease expense and net present value of rent and lease expense using the Company's cost of capital of 14%, representing the coupon rate on the Company's outstanding senior discount notes.